UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2010

Tamalpais Bancorp
(Exact name of registrant as specified in its charter)

California	0-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave.
San Rafael, California 94903
(Address of principal executive offices including Zip Code)

(415) 526-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2010, Tamalpais Bancorp (the “Company”) received a letter from the NASDAQ Stock Market (“NASDAQ”) notifying the Company that it no longer meets NASDAQ’s continued listing requirement under Listing Rule 5550(a)(2) (the “Bid Price Rule”) because the bid price for its common stock has closed below $1.00 per share for 30 consecutive business days.

The notification does not result in the immediate delisting of the Company’s common shares from the NASDAQ Capital Market because, pursuant to Listing Rule 5810(c)(3)(A), the Company has 180 days, until September 8, 2010, to regain compliance with the Bid Price Rule. If, prior to September 8, 2010, the bid price of the Company’s common stock closes at $1.00 per share, or higher, for at least 10 consecutive business days, NASDAQ will notify the Company that the matter will be closed.

If compliance with the Bid Price Rule cannot be established prior to September 8, 2010, the Company’s common stock will be subject to delisting from the NASDAQ Capital Market. The Company may, however, be eligible for an additional 180-day grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on the NASDAQ Capital Market. The Company is evaluating its options following receipt of the notification and intends to take appropriate actions in order to retain the listing of its common stock on the NASDAQ Stock Market.

The Company issued a press release on March 18, 2010 that disclosed its receipt of this notice from NASDAQ. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press release dated March 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: March 18, 2010	By:	/s/ Mark Garwood
Mark Garwood, Chief Executive Officer
(Principal Executive Officer)